Exhibit 99.1
FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2011 FIRST QUARTER FINANCIAL RESULTS

ANNOUNCES NEW CONTRACTS TOTALING $5.3 MILLION

Overview
•	Q1 2011 revenue rose 9.9% to $12.3 million
•	Q1 2011 net income of $1.0 million, or $0.05 per basic and diluted share, as compared to net income of $0.4 million, or $0.02 per basic and diluted share, in Q1 2010
•	At March 31, 2011:
o	Total cash and equivalents of $19.5 million
o	$0 long-term debt
o	Backlog of $57.0 million

Sykesville, MD – May 10, 2011 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE Amex: GVP), a global energy services solutions provider, today announced financial results for the first quarter ended March 31, 2011.

Jim Eberle, Chief Executive Officer of GSE, commented, “We are pleased to begin 2011 on a positive note, with higher revenue, operating performance that, excluding approximately $0.2 million of non-recurring acquisition-related costs, was just below break-even, net income and a strong financial position.  We are also pleased with the pace of our business development efforts, as evidenced by new nuclear and non-nuclear project awards.  Year-to-date we have been awarded contracts totaling more than $15.8 million; of this amount, $10.5 million was awarded in Q1 2011 with the balance of $5.3 million won in the current Q2 2011.  We remain committed to growing our business both organically and through acquisitions, including those that would build upon our growing presence in the non-nuclear energy simulation and training markets.  This strategy is supported by a solid financial position at March 31, 2011, highlighted by cash and cash equivalents of $19.5 million, or $1.00 per diluted share, working capital of $29.3 million, and no long-term debt.”

Q1 2011 Results

Q1 2011 revenue rose 9.9% to $12.3 million from $11.2 million in Q1 2010, mainly due to $1.5 million of revenue generated by TAS Engineering Consultants Ltd (formerly TAS Holdings, Ltd., acquired in April 2010) and GSE EnVision, Inc. (formerly EnVision Systems, Inc., acquired in January 2011).  In Q1 2011, revenue associated with the previously announced Slovakian full scope simulator project declined to $1.7 million, or 14.2% of revenue, from $2.2 million, or 19.9% of revenue, in Q1 2010.

Gross profit in Q1 2011 was $3.5 million, or 28.2% of revenue, compared to $3.1 million, or 28.1% of revenue, in Q1 2010.   The improvement in gross profit on both a dollar basis and as a percentage of revenue is due to higher total revenue generated from GSE’s acquisitions and a $0.5 million decline in revenue associated with the Slovakian project.   Revenue associated with this project carries a margin that is substantially lower than the Company’s normal margin on similar projects because of the impact of the $16.4 million hardware portion of the contract.

The operating loss for Q1 2011 was $0.3 million compared to operating income of $0.5 million in Q1 2010, driven primarily by a $1.1 million increase in operating expenses.  Q1 2011 operating expenses increased from Q1 2010 due mainly to $0.8 million of operating expenses incurred by TAS Engineering Consultants and GSE EnVision, including charges of: (i) $0.15 million due to changes in the fair value of the contingent liabilities related to these acquisitions and (ii) $0.2 million from amortization of the intangible assets acquired, a $0.2 million increase in business development costs, and a $0.1 million increase in costs incurred related to acquisition efforts.

Pre-tax income rose to $0.4 million from $0.2 million, due primarily to a $0.6 million gain on derivative instruments, compared to a $0.3 million derivative loss in Q1 2010.

The benefit for income taxes in Q1 2011 was $0.6 million compared to a benefit of $0.3 million in Q1 2010.   In conjunction with the acquisition of EnVision Systems in January 2011, GSE recorded deferred tax liabilities of $1.0 million.  This reduced the consolidated U.S. net deferred tax asset by $1.0 million.  As the Company had a full valuation allowance on its U.S. net deferred tax assets prior to the acquisition, the Company reduced the valuation allowance by $1.0 million in Q1 2011.

As a result of the above-referenced factors, net income for Q1 2011 was $1.0 million, or $0.05 per basic and diluted share, compared to net income of $0.4 million, or $0.02 per basic and diluted share, in Q1 2010.

Backlog at March 31, 2011 rose to $57.0 million from $55.9 million at December 31, 2010.  The Company believes that approximately $32.6 million of backlog at March 31, 2011 will convert to revenue in 2011.  In March 2011, a significant earthquake and resulting tsunami in Japan caused extensive damage to the Fukushima Daiichi nuclear plant.  At March 31, 2011, the Company’s $57.0 million backlog included $8.1 million that was related to contracts for significant upgrades to two nuclear plants that GSE currently believes will be unaffected by these disasters.  It is too early to determine whether the recent events in Japan will have a material adverse effect on the Company’s operations; however, the Japanese government has stated that atomic power will remain a major part of the country’s energy policy.

New Contract Awards

GSE also announced that it has been awarded new contracts totaling $5.3 million in both the nuclear and non-nuclear markets subsequent to March 31, 2011.

Included in the awards was a contract to build a simulator for a Small Modular Reactor (SMR) Program that will be used to validate design and plant control concepts.  This is the fourth SMR vendor to select GSE to provide simulation solutions for a variety of applications, including control room design concepts, human factors engineering, and plant equipment sizing and design decisions.

This project is one of several light water SMR designs currently being developed.  These designs have gained the attention of potential utility and industrial customers, and garnered support from the U.S. government. These SMR designs are less expensive to build compared to traditional large-scale nuclear power plants and offer an excellent replacement alternative for fossil fuel plants in smaller markets. The U.S. government has identified the SMR as a strategic technology, and is budgeting $450 million in technical support over the next 5 years towards its development and is directing the Nuclear Regulatory Commission to provide support to accelerate the licensing of these new designs.

Mr. Eberle commented, “We are proud to once again be selected to support the emergence of the SMR market. In winning the number of SMR simulator projects that we have to date, including Pebble Bed, NuScale, the Korean SMART, and now, our most recent SMR project, GSE has established itself as the industry leader in real-time engineering simulators for this emerging market.”

GSE also received a contract for a major upgrade to a previously delivered simulator in the Ukraine involving the implementation of RELAP5-HD for a six loop VVER-440 reactor simulator.

GSE will also deliver its RELAP5-HD model for a customer in Asia, bringing to 16 the number of projects completed or underway using RELAP5-HD, which is the fastest-growing solution in the market. Rounding out the project awards was a new conventional power plant simulator for a site in Virginia, as well as new models for the U.S. Government’s nuclear waste treatment process.

Mr. Eberle concluded, “We believe that the confidence shown in GSE is a tribute to the technology, engineering capabilities, and value proposition we deliver to customers.”

CONFERENCE CALL

Management will host a conference call today, May 10, 2011, at 4:30 pm Eastern Time  to discuss these results.  Interested parties may participate in the call by dialing:

•	(877) 407-8037 (Domestic) or
•	(201) 689-8037 (International)

The conference call will also be accessible via the following link:
 http://www.investorcalendar.com/IC/CEPage.asp?ID=164324

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation.  The Company has over three decades of experience, more than 1,100 installations, and over 160 customers in 48 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Madison, New Jersey; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

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GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended
	March 31,
	2011	2010

Contract revenue	$12,322	$11,208
Cost of revenue	8,847	8,063

Gross profit	3,475	3,145

Selling, general and administrative	3,420	2,561
Depreciation	125	131
Amortization of definited-lived intangible assets	217	-
Operating expenses	3,762	2,692

Operating income (loss)	(287)	453

Interest income (expense), net	33	(2)
Gain (loss) on derivative instruments	588	(304)
Other income, net	65	19

Income before income taxes	399	166

Benefit for income taxes	(614)	(283)

Net income	$1,013	$449

Basic loss per common share	$0.05	$0.02
Diluted loss per common share	$0.05	$0.02

Weighted average shares outstanding - Basic	19,210,954	18,932,090
Weighted average shares outstanding - Diluted	19,498,353	19,537,798

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data
	(unaudited)
	March 31, 2011	December 31, 2010

Cash and cash equivalents	$19,453	$26,577
Restricted cash	3,555	179
Current assets	47,319	45,949
Total assets	59,028	53,614

Current liabilities	$17,989	$15,909
Long-term liabilities	2,443	799
Stockholders' equity	38,596	36,906